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                                                                 EXHIBIT 12
                  ANADARKO PETROLEUM CORPORATION
       CONSOLIDATED STATEMENT OF COMPUTATION OF RATIOS OF
            EARNINGS TO FIXED CHARGES AND EARNINGS TO
       COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

  Three Months Ended March 31, 1999 and Five Years Ended December 31, 1998

                      Three Months
                         Ended
                        March 31           Years Ended December 31
  thousands              1999        1998      1997     1996    1995    1994
  Gross Income          $(7,858)  $ (7,388)  $205,318 $196,763 $65,624 $90,794
  Rentals                 3,269     12,477      8,266    4,234   2,457   2,814
  Earnings               (4,589)     5,089    213,584  200,997  68,081  93,608

  Gross Interest Expense 24,101     82,415     62,095   55,986  52,557  41,635
  Rentals                 3,269     12,477      8,266    4,234   2,457   2,814
  Fixed Charges         $27,370   $ 94,892   $ 70,361 $ 60,220 $55,014 $44,449

  Preferred Stock
   Dividends              3,554     10,951         --       --      --      --
  Fixed Charges and
   Preferred Stock
   Dividends            $30,924   $105,843   $ 70,361 $ 60,220 $55,014 $44,449

  Ratio of Earnings to
   Fixed Charges          (0.17)      0.05       3.04     3.34    1.24    2.11

  Ratio of Earnings to
   Fixed Charges and
   Preferred Stock
   Dividends              (0.15)      0.05       3.04     3.34    1.24    2.11

    For the three months ended March 31, 1999 and the year ended December 31, 1998 Anadarko's earnings did not cover fixed charges by $32 million, and $90 million, respectively, and did not cover fixed charges and preferred stock dividends by $35.5 million, and $101 million, respectively. The ratios were computed by dividing earnings by either fixed charges or combined fixed charges and preferred stock dividends. For this purpose, earnings include income before income taxes and fixed charges. Fixed charges include interest and amortization of debt expenses, and the estimated interest component of rentals.


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